Exhibit 99.1

News Release
Novelis Announces Proposed Refinancing of Existing Indebtedness
Expects to Raise $4 Billion through Senior Notes Offering and Secured Term Loan
Atlanta, Nov. 30, 2010 – Novelis Inc. today announced its plan to recapitalize its balance sheet.
The Company intends to raise $4 billion in gross proceeds from one or more offerings of senior notes totaling $2.5 billion (the “New Senior Notes”) and a new $1.5 billion secured term loan facility.
Novelis also expects to raise a secured $800 million asset based loan (“ABL”) credit facility to replace its existing $800 million facility. The new ABL terms and conditions will be similar to the existing facility.
The Company will refinance its $1.124 billion 7.25% Senior Notes due 2015 and its $185 million 11.5% Senior Notes due 2015 pursuant to its previously announced tender offers as well as its $1.125 billion Term Loan facility due 2014.
Novelis will use the proceeds from the refinancing to retire its existing debt and to fund a distribution of $1.7 billion as a return of capital to its parent company.
The New Senior Notes and the guarantees of the New Senior Notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The New Senior Notes will be offered only to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act and to non-“U.S. persons” in accordance with Regulation S under the Securities Act.
This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and beverage can recycling. The company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in fiscal year 2010. Novelis supplies premium aluminum sheet and foil products throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com.

Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. An example of a forward-looking statement in this news release includes our statements related to our ability to refinance our existing indebtedness. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. Novelis does not intend, and disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact Novelis are included under the caption “Risk Factors” in Novelis’ Annual Report on Form 10-K for the year ended March 31, 2010, as filed with the SEC, and are specifically incorporated by reference into this news release.
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Investor Contact
Isabel Janci
+1 404 760 4164
isabel.janci@novelis.com
Media Contact
Charles Belbin
+1 404 760 4120
charles.belbin@novelis.com

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